Exhibit 10.13

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LINKBANK

SPLIT DOLLAR LIFE INSURANCE PLAN

Pursuant to due authorization by its Board, the undersigned duly authorized officer of LINKBANK (the “Bank”) did constitute, establish and adopt the following Split Dollar Life Insurance Plan (the “Plan”), effective as of the 24th day of January, 2019.

The purpose of this Plan is to retain and reward certain employees of the Bank by dividing the death proceeds of certain life insurance policies with those employees’ designated beneficiaries. The Bank will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1 “Administrator” means the Board or such committee or person as the Board shall appoint.

1.2 “Beneficiary” means each designated person, or the estate of the deceased Participant, entitled to benefits, if any, upon the death of the Participant.

1.3 “Beneficiary Designation Form” means the form established from time to time by the Administrator that the Participant completes, signs and returns to the Administrator to designate one or more Beneficiaries.

1.4 “Board” means the Board of Directors of the Bank.

1.5 “Employee” means a person who is, as of the date the person is selected to participate in the Plan, an active employee of the Bank.

1.6 “Insured” means the Participant whose life is insured under a particular Policy.

1.7 “Insurer” means the insurance company issuing the Policy on the life of the Participant.

1.8 “Net Death Proceeds” means the total death proceeds of a Participant’s Policies minus the greater of (i) the Policies’ cash surrender value or (ii) the aggregate premiums paid by the Bank on the Policies.

1.9 “Participant” means an Employee (i) who is selected to participate in the Plan after meeting the Plan’s eligibility requirements, (ii) who elects to participate in the Plan, (iii) who signs a Participation Agreement and a Beneficiary Designation Form, (iv) who agrees to complete insurance forms and undergo any physical as may be requested by the Bank (v) whose signed Participation Agreement and Beneficiary Designation Form are accepted by the Administrator, and (vi) whose participation has not terminated.

1.10 “Participation Agreement” means the form required by the Administrator of an eligible Employee to indicate acceptance of participation in this Plan.

1.11 “Policy” or “Policies” means the individual insurance policy or policies adopted by the Bank for purposes of insuring a Participant’s life under this Plan.

1.12 “Separation from Service” means a complete cessation of a Participant’s services to the Bank, both as an employee and a director, for reasons other than death.

Article 2

Participation

2.1 Selection by Administrator. Participation in the Plan shall be limited to those Employees selected by the Administrator, in its sole discretion, to participate in the Plan. Participation in the Plan shall be limited to a select group of management or highly compensated employees employed by or providing services to the Bank.

2.2 Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Administrator (i) a Participation Agreement, (ii) a Beneficiary Designation Form and (iii) insurance forms and physicals as requested by the Bank. In addition, the Administrator may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3 Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Administrator, that Employee will become a Participant, be covered by the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan.

2.4 Termination of Participation. A Participant’s rights under this Plan shall automatically cease and his or her participation in this Plan shall automatically terminate if the Plan or any Participant’s rights under the Plan are terminated in accordance with Article 5 or 11 or if the Participant notifies the Bank in writing that the Participant wishes to withdraw participation under the Plan.

Article 3

Policy Ownership and Interests

3.1 Bank’s Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership thereof. The Bank may terminate a Policy without the consent of the insured Participant. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Participant’s interest is determined according to Section 3.2 below.

3.2 Participant’s Interest. The Participant, or the Participant’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in this Section. The Participant shall also have the right to elect and change settlement options with respect to the Participant’s interest by providing written notice to the Bank and the Insurer.

3.2.1 Death Prior to Separation from Service. If a Participant dies prior to Separation from Service, the Participant’s Beneficiary shall be entitled to receive the lesser of (i) One Hundred Thousand Dollars ($100,000) or (ii) the Net Death Proceeds.

3.2.2 Death After Separation from Service. If a Participant dies after Separation from Service, the Participant’s Beneficiary shall not be entitled to any benefit hereunder.

Article 4

Premiums and Imputed Income

4.1 Premium Payment. The Bank shall pay all premiums due on the Policies.

4.2 Economic Benefit. The Bank shall determine the economic benefit attributable to the each Participant based on the life insurance premium factor for the Participant’s age multiplied by the aggregate death benefit payable to the Participant’s Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

4.3 Imputed Income. The Bank shall impute the economic benefit to each Participant on an annual basis by adding the economic benefit to the Participant’s W-2.

Article 5

Comparable Coverage

The Bank may provide the benefits hereunder through the Policies purchased at the commencement of this Plan, or it may provide comparable insurance coverage to the Participants through whatever means the Bank deems appropriate. If a Participant waives or forfeits his right to the insurance benefit, the Bank may choose to cancel the Policy on that Participant’s life, or the Bank may continue such coverage and become the direct beneficiary of the entire death proceeds.

Article 6

Suicide or Misstatement

No benefit shall be distributed to a Participant’s Beneficiary if the Participant commits suicide within two (2) years after the date the Participant first became a participant under this Plan, or if an insurance company which issued a life insurance policy covering the Participant and owned by the Bank denies coverage (i) for material misstatements of fact made by the Participant on an application for such life insurance, or (ii) for any other reason.

Article 7

Beneficiaries

6.1 In General. Each Participant shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Plan upon the Participant’s death. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designated under any other plan of the Bank.

6.2 Designation. Each Participant may designate any person to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the Participant, shall be in the form prescribed by the Administrator and shall be effective only when filed in writing with the Administrator during the Participant’s lifetime. If a Participant names someone other than the Participant’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Participant’s spouse and returned to the Administrator. A Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved.

6.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Administrator or its designated agent.

6.4 No Beneficiary Designation. If the Participant dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Participant, then the Participant’s spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, any benefit shall be paid to the Participant’s estate.

6.5 Facility of Distribution. If the Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Participant and the Beneficiary, as the case may be, and shall completely discharge any liability under this Plan for such distribution amount.

Article 8

Assignment

A Participant may irrevocably assign without consideration all of the Participant’s Interest in this Plan to any person, entity, or trust. In the event a Participant transfers all of the Participant’s interest, then all of the Participant’s interest in this Plan shall be vested in the Participant’s transferee, who shall be substituted as a party hereunder, and the Participant shall have no further interest in this Plan.

Article 9

Insurer

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Plan. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Plan.

Article 10

Claims and Review Procedure

9.1 Claims Procedure. A person who believes that he or she is being denied a benefit to which he or she is entitled hereunder (a “Claimant”) shall make a claim for such benefits as follows.

(a) Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b) Timing of Administrator Response. The Administrator shall respond to such Claimant within forty-five (45) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional thirty (30) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required. The extension notice shall specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

(c) Notice of Decision. If the Administrator denies all or a part of the claim, the Administrator shall notify the Claimant in writing of such denial in a culturally and linguistically appropriate manner. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Plan on which the denial is based; (iii) a notice that the Claimant has a right to request a review of the claim denial and an explanation of the Plan’s review procedures and the time limits applicable to such procedures; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review, and a description of any time limit for bringing such an action; (v) for any disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Bank in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration (vi) for any disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and (viii) for any disability claim, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8).

9.2 Review Procedure. If the Administrator denies all or a part of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a) Additional Evidence. Prior to the review of the denied claim, the Claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or generated by the Administrator, or any new or additional rationale, as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided, to give the Claimant a reasonable opportunity to respond prior to that date.

(b) Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(c) Additional Submissions – Information Access. After such request the Claimant may submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(d) Considerations on Review. In considering the review, the Administrator shall consider all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. The claim shall be reviewed by an individual or committee who did not make the initial determination that is subject of the appeal and who is not a subordinate of the individual who made the determination. Additionally, the review shall be made without deference to the initial adverse benefit determination. If the initial adverse benefit determination was based in whole or in part on a medical judgment, the Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination and will not be the subordinate of such individual. If the Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Administrator will identify such experts.

(e) Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within forty-five (45) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(f) Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a culturally and linguistically appropriate manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Plan on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a); (v) for any disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Bank in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration; and (vi) for any disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

9.3 Exhaustion of Remedies. The Claimant must follow these claims review procedures and exhaust all administrative remedies before taking any further action with respect to a claim for benefits.

9.4 Failure to Follow Procedures. In the case of a claim for disability benefits, if the Administrator fails to strictly adhere to all the requirements of this claims procedure with respect to a disability claim, the Claimant is deemed to have exhausted the administrative remedies available under the Plan, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Administrator has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non-prejudicial; (c) attributable to good cause or matters beyond the Administrator’s control; (d) in the context of an ongoing good-faith exchange of information; and (e) not reflective of a pattern or practice of noncompliance. The Claimant may request a written explanation of the violation from the Administrator, and the Administrator must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Administrator met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Administrator’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Administrator shall provide the claimant with notice of the resubmission.

Article 11

Amendments and Termination

The Bank may amend or terminate this Plan with respect to any Participant at any time prior to the Participant’s death by providing written notice of such change to the Participant. If the Bank decides to maintain the Policies after termination of the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policies.

Article 12

Administration

11.1 Administrator Duties. The Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions, as may arise in connection with this Plan.

11.2 Agents. In the administration of this Plan, the Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

11.3 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

11.4 Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Administrator or any of its members.

11.5 Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the death or Separation from Service of a Participant, and such other pertinent information as the Administrator may reasonably require.

Article 13

Miscellaneous

12.1 Binding Effect. This Plan shall bind the Participants and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

12.2 No Guarantee of Service. This Plan is not a contract for services. It does not give the Participant the right to remain an employee the Bank, nor does it interfere with the Bank’s right to discharge the Participant. It also does not require the Participant to remain an employee nor interfere with the Participant’s right to terminate his or her service at any time.

12.3 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

12.4 Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to the successor or survivor company.

12.5 Notice. Any notice or filing required or permitted to be given to the Bank or Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, the Bank’s principal business office. Any notice or filing required or permitted to be given to a Participant or Beneficiary under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

12.6 Entire Plan. This Plan, along with a Participant’s Participation Agreement and Beneficiary Designation Form, constitute the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant under this Plan other than those specifically set forth herein.

IN WITNESS WHEREOF, the Bank adopts this Plan as of the date indicated above.

LINKBANK

By	/s/ Jermaine Crosson
Title	CFO LINKBANK